Exhibit 99.1

FOR IMMEDIATE RELEASE:

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA, April 30, 2026 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended March 31, 2026 of $166,000, or $0.06 per basic and diluted share, compared to net loss of $83,000, or $(0.03) per basic and diluted share, for the same period in 2025.

Robert T. Strong, Chief Executive Officer, stated, “While first quarter results have historically been more challenging within the calendar year, we are pleased to report positive earnings for the quarter. Importantly, underlying operating trends improved when compared to the same period one year ago, which we believe provides a solid foundation as we progress through 2026.”

Mr. Strong continued, “Reported results for the quarter were impacted by certain one‑time expenses, primarily professional fees, as well as an accounting adjustment related to certain deferred SBA origination costs and a write-down of the SBA servicing asset. We believe these items were non‑recurring in nature and do not reflect our normalized operating expense structure.”

Mr. Strong added, “Included within these professional fees were costs associated with the completion of regulatory remediation efforts. During the quarter, the Company received notice that the previously disclosed regulatory consent order was lifted, reflecting the successful execution of all required corrective actions. While expenses related to these remediation efforts are not expected to recur at comparable levels, we remain fully committed to maintaining strong compliance, governance, and risk‑management standards.”

Mr. Strong noted, “From an earnings quality perspective we are encouraged by the improvement in our average interest rate spread and net interest margin when compared to the first quarter of 2025. These gains reflect disciplined balance sheet pricing, improved funding cost management, and the benefit of higher‑yielding asset production over the past year.”

Mr. Strong concluded, “As we move forward, our focus remains on disciplined balance sheet management, sustainable earnings growth, and operating efficiency. We believe the progress made over the past year has positioned the Company to continue improving profitability while maintaining strong capital and liquidity levels in support of long‑term shareholder value.”

Comparison of Quarter-Over-Quarter Operating Results

Net income amounted to $166,000 for the three months ended March 31, 2026, an increase of $249,000, or 300.0%, compared to net loss of $83,000 for the three months ended March 31, 2025. The increase in net income on a comparative quarterly basis was primarily the result of a decrease in interest expense of $580,000, a net decrease in the provision for credit losses of $345,000, and an increase in non-interest income of $53,000, partially offset by an increase in non-interest expense of $580,000, an increase in the provision for income taxes of $118,000, and a decrease in interest and dividend income of $31,000.

The $31,000, or 0.3%, decrease in interest and dividend income for the quarter was primarily due to a 205 basis point decrease in the average yield on due from banks – interest earning, which decreased from 3.78% for the three months ended March 31, 2025 to 1.73% for the three months ended March 31, 2026 and had the effect of decreasing interest income $263,000. Partially offsetting the decrease in interest and dividend income was a $14.1 million increase in the average balance of due from banks – interest earning, which increased from $37.1 million for the three months ended March 31, 2025 to $51.2 million for the three months ended March 31, 2026, and had the effect of increasing interest income $134,000, and a $5.2 million increase in the average balance of loans held for sale and loans receivable, net, which increased from $588.7 million at March 31, 2025 to $593.8 million at March 31, 2026 and had the effect of increasing interest income $84,000.

The $580,000, or 10.0%, decrease in interest expense for the three months ended March 31, 2026 over the comparable period in 2025 was driven by an $87.1 million decrease in the average balance of money market deposits which decreased from $159.4 million for the three months ended March 31, 2025 to $72.3 million for the three months ended March 31, 2026 and had the effect of decreasing interest expense by $786,000, a $484,000, or 100.0% decrease in interest on Federal Home Loan Bank borrowings, which was attributable to a decrease in the average balance of Federal Home Loan Bank borrowings which decreased from $45.0 million at March 31, 2025, to none at March 31, 2026, a $10.6 million decrease in the average balance of subordinated debt, which decreased from $18.6 million at March 31, 2025, to $8.0 million at March 31, 2026, and had the effect of decreasing interest expense by $258,000, a 29 basis point decrease in the average rate of certificates of deposit from 4.22% at March 31, 2025 to 3.93% at March 31, 2026, which had the effect of decreasing interest expense by $256,000, and a 125 basis point decrease in the average rate of money markets from 3.61% at March 31, 2025 to 2.36% at March 31, 2026, which had the effect of decreasing interest expense by $226,000. These decreases in interest expense were partially offset by a $72.5 million increase in the average balance of certificates of deposits which increased from $284.8 million at March 31, 2025 to $357.3 million at March 31, 2026 and had the effect of increasing interest expense by $765,000, a $54.7 million increase in the average balance of business checking accounts, which increased from $36.9 million at March 31, 2025, to $91.6 million at March 31, 2026 and had the effect of increasing interest expense by $427,000. The average interest rate spread increased from 2.13% for the three months ended March 31, 2025 to 2.26% for the three months ended March 31, 2026 and the net interest margin increased from 2.63% for the three months ended March 31, 2025 to 2.90% for the three months ended March 31, 2026. The decrease in average balances of interest-bearing deposits was a result of a decrease in funding needs related to increased loan sales.

The $345,000, or 78.2%, net decrease in the provision for credit losses for the three months ended March 31, 2026 over the three months ended March 31, 2025 was primarily due to a decrease in charge-offs and a decrease in the commercial and industrial loan balances, during the three months ended March 31, 2026.

The $53,000, or 3.0%, increase in non-interest income for the three months ended March 31, 2026 over the comparable period in 2025 was primarily attributable to a $510,000, or 166.1%, increase in gain on sale of SBA loans, and an $83,000 increase in loan servicing income. These increases were partially offset by a $417,000 decrease in other fees and service charges, net, a $68,000, or 6.4%, decrease in net gain on sale of mortgage and Oakmont Commercial loans, and a $55,000, or 37.7%, decrease in mortgage banking, equipment lending and title abstract fees. Other fees and service charges, net, declined primarily due to SBA lending-related items, including a $142,000 write-down of the SBA servicing asset due to a valuation adjustment and the write-off of $199,000 of certain deferred SBA loan origination costs associated with SBA loan sales completed during the quarter. Additionally, loan servicing income increased, reflecting the retention of servicing on loan sales.

The $580,000, or 10.5%, increase in non-interest expense for the three months ended March 31, 2026 over the comparable period in 2025 was primarily due to a $349,000, or 9.6%, increase in salaries and employee benefits expense, a $126,000, or 56.5% increase in professional fees, a $101,000, or 46.1%, increase in software as a service (“SaaS”) subscription expense, a $44,000, or 36.4%, increase in FDIC deposit insurance assessment, and a $29,000, or 9.0% increase in other expense. These increases in non-interest expense were partially offset by a $63,000, or 15.7%, decrease in data processing expense, and an $8,000, or 8.1%, decrease in advertising expense. The increase in salaries and employee benefits expense was primarily due to a $176,000 increase in salaries, and a $149,000 increase in bonus expense due to a voluntary reduction in discretionary incentive compensation driven by lower performance results in the first quarter of 2025. The increase in professional fees during this quarter was primarily due to international correspondent banking compliance related activities as the Bank is continuing to build out this line of business. The increase in SaaS subscription expense reflects the phased implementation and expanded utilization of third-party software solutions supporting compliance, risk management, and operational infrastructure, partially offset by reductions in traditional data processing costs.

The provision for income tax from continuing operations increased $118,000 from $2,000 for the three months ended March 31, 2025 to $120,000 for the three months ended March 31, 2026 due primarily to an increase in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at March 31, 2026 were $643.2 million, a decrease of $32.6 million, or 4.8%, from $675.9 million at December 31, 2025. This decrease in total assets was primarily due to a $14.3 million, or 2.6%, decrease in loans receivable, net of allowance for credit losses, a $9.1 million, or 14.9%, decrease in loans held for sale, and an $8.9 million, or 16.6%, decrease in cash and cash equivalents. The largest decreases within the loan portfolio occurred in commercial business loans which decreased $5.9 million, or 6.1%, construction loans which decreased $5.4 million, or 23.1%, multi-family residential loans which decreased $3.8 million, or 9.4%, home equity loans which decreased $429,000, or 8.0%, and one-to-four family non-owner occupied loans which decreased $191,000, or 0.7%. Partially offsetting these decreases were one-to-four family owner occupied loans which increased $873,000, and commercial real estate loans, which increased $764,000 or 0.2%.

Loans held for sale decreased $9.1 million, or 14.9%, from $61.0 million at December 31, 2025 to $51.9 million at March 31, 2026 as the Bank’s commercial real estate subsidiary, Oakmont Commercial, LLC, originated $14.3 million of commercial real estate loans during the three months ended March 31, 2026 and sold $21.1 million of loans in the secondary market during this same period. The Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $19.4 million of one-to-four family residential loans during the three months ended March 31, 2026 and sold $20.5 million of loans in the secondary market. During the three months ended March 31, 2026, the Bank originated $10.4 million of SBA loans and sold $9.8 million of SBA loans in the secondary market during the same period. Due to the timing of disbursements, SBA loans may or may not be classified as held for sale at origination. As of December 31, 2025, the Bank reclassified $1.8 million of undisbursed SBA loans out of loans held for sale into the portfolio of loans receivable.

Total deposits decreased $31.9 million, or 5.3%, to $565.4 million at March 31, 2026 from $597.3 million at December 31, 2025. This decrease in deposits was primarily attributable to a decrease of $24.7 million, or 23.3%, in interest bearing checking accounts, a decrease of $4.6 million, or 7.0%, in non-interest bearing checking accounts, a decrease of $5.5 million, or 1.5%, in certificates of deposit, and a $119,000, or 17.0%, decrease in savings accounts. These decreases in deposits were partially offset by an increase of $3.0 million, or 4.2%, in money market accounts. Both retail and non-retail interest-bearing checking account balances decreased at March 31, 2026, compared to December 31, 2025, in response to increased competition for such deposits.

There were no Federal Home Loan Bank (FHLB) borrowings at March 31, 2026, or December 31, 2025.

Total stockholders’ equity increased $171,000, or 0.3%, to $52.5 million at March 31, 2026 from $52.3 million at December 31, 2025. Contributing to the increase was net income for the three months ended March 31, 2026 of $166,000, amortization of stock awards and options under our stock compensation plans of $79,000, issuance of treasury stock for exercised stock options of $33,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $10,000. The increase in stockholders’ equity was partially offset by dividends paid of $105,000, purchase of treasury stock of $11,000, and other comprehensive loss, net of $1,000.

Non-performing loans at March 31, 2026 totaled $9.9 million, or 1.87%, of total loans receivable, net of allowance for credit losses, consisting of $9.1 million of loans on non-accrual status and $778,000 of accruing loans 90-days or more delinquent. Non-accrual loans consist of three one-to-four family residential owner occupied loans, 18 commercial real estate loans, and 19 commercial business loans. Included in the 19 commercial business loans is one pool of equipment loans. Accruing loans 90-days or more past due include four commercial business loans. All non-performing loans are either well-collateralized or adequately reserved for. During the period ended March 31, 2026, two commercial business loans totaling $49,000 that were previously on non-accrual were charged-off through the allowance for credit losses. Non-performing loans at December 31, 2025 totaled $7.3 million, or 1.36%, of total loans receivable, net of allowance for credit losses, consisting of $5.8 million of loans on non-accrual status and $1.5 million of accruing loans 90-days or more delinquent. Non-accrual loans consisted of two one-to-four family residential owner occupied loans, 14 commercial real estate loans, and 15 commercial business loans. Included in the 15 commercial business loans is one pool of equipment loans. Accruing loans 90-days or more past due include one one-to-four family residential owner occupied loan, one one-to-four family residential non-owner occupied loan, one commercial real estate loan, and one commercial business loan. During the year ended December 31, 2025, one commercial real estate loan, and 11 commercial business loans totaling $1.6 million that were previously on non-accrual were charged-off through the allowance for credit losses.

Other real estate owned (OREO) amounted to $360,000 at March 31, 2026 and December 31, 2025, consisting of one property that was collateral for a non-performing commercial loan. Non-performing assets, consisting of non-performing loans and OREO, amounted to $10.2 million, or 1.59% of total assets, and $7.7 million, or 1.20% of total assets at March 31, 2026, and December 31, 2025, respectively.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31,	At December 31,
	2026	2025
	(Unaudited)	(Unaudited)
Assets
Due from banks, non-interest-earning	$3,083	$1,978
Due from banks, interest-earning	41,585	51,569
Cash and cash equivalents	44,668	53,547

Investment in interest-earning time deposits	912	912
Investment securities available for sale at fair value	728	882
Loans held for sale	51,862	60,956
Loans receivable, net of allowance for credit losses (2026: $6,207; 2025: $6,166)	526,445	540,698
Accrued interest receivable	3,784	3,789
Investment in Federal Home Loan Bank stock, at cost	291	291
Bank-owned life insurance	4,609	4,575
Premises and equipment, net	1,479	1,540
Goodwill	515	515
Other intangible, net of accumulated amortization	16	28
Other real estate owned, net	360	360
Servicing assets	83	-
Prepaid expenses and other assets	7,467	7,760
Total Assets	$643,219	$675,853

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$61,035	$65,665
Interest-bearing	504,339	531,613
Total deposits	565,374	597,278
Senior debt, net of unamortized costs	9,663	9,619
Subordinated debt	8,000	8,000
Accrued interest payable	747	1,086
Advances from borrowers for taxes and insurance	2,212	2,643
Accrued expenses and other liabilities	4,723	4,898
Total Liabilities	590,719	623,524
Total Stockholders’ Equity	52,500	52,329
Total Liabilities and Stockholders’ Equity	$643,219	$675,853

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended
	March 31,
	2026	2025
Interest and Dividend Income	(Unaudited)
Interest on loans, including fees	$9,617	$9,523
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	278	403
Total Interest and Dividend Income	9,895	9,926

Interest Expense
Interest on deposits	4,771	4,729
Interest on FHLB borrowings	-	484
Interest on FRB borrowings	-	1
Interest on senior debt	277	116
Interest on subordinated debt	154	452
Total Interest Expense	5,202	5,782
Net Interest Income	4,693	4,144
Provision for Credit Losses – Loans	71	326
Provision for Credit Losses – Unfunded Commitments	25	115
Total Provision for Credit Losses	96	441
Net Interest Income after Provision for Credit Losses	4,597	3,703

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	91	146
Insurance commissions	182	185
Other fees and services charges, net	(385)	32
Net loan servicing income	87	4
Income from bank-owned life insurance	33	30
Net gain on sale of loans	988	1,056
Gain on sale of SBA loans	817	307
Total Non-Interest Income	1,813	1,760

Non-Interest Expense
Salaries and employee benefits	3,999	3,650
Directors' fees and expenses	68	65
Occupancy and equipment	430	431
Data processing	339	402
SaaS subscription expense	320	219
Professional fees	349	223
FDIC deposit insurance assessment	165	121
Advertising	91	99
Amortization of other intangible	12	12
Other	351	322
Total Non-Interest Expense	6,124	5,544
Income (Loss) Before Income Taxes	286	(81)
Income Taxes	120	2
Net Income (Loss)	$166	$(83)

	Three Months Ended March 31,
	2026	2025
Per Common Share Data:	(Unaudited)
Earnings per share – basic	$0.06	$(0.03)
Average shares outstanding – basic	2,639,014	2,626,967
Earnings per share – diluted	$0.06	$(0.03)
Average shares outstanding - diluted	2,656,601	2,626,967
Book value per share, end of period	$19.88	$19.89
Shares outstanding, end of period	2,640,459	2,627,397

	Three Months Ended March 31,
	2026	2025
Selected Operating Ratios:	(Unaudited)
Average yield on interest-earning assets	6.12%	6.30%
Average rate on interest-bearing liabilities	3.86%	4.17%
Average interest rate spread	2.26%	2.13%
Net interest margin	2.90%	2.63%
Average interest-earning assets to average interest-bearing liabilities	119.93%	113.59%
Efficiency ratio	94.11%	70.40%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.87%	1.13%
Non-performing assets as a percent of total assets	1.59%	0.91%
Allowance for credit losses as a percent of non-performing loans	62.97%	107.45%
Allowance for credit losses as a percent of total loans receivable, net	1.17%	1.20%
Texas Ratio (2)	15.87%	9.22%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, Chief Executive Officer (215) 364-4059